Memorandum of Agreement
                             -----------------------

     MacDermid, Incorporated ("MacDermid") and John L. Cordani ("Cordani") hereby enter into this agreement of employment on this 9th day of July, 2001. The parties hereto agree as follows:

1. MacDermid will employ Cordani as its General Counsel, Secretary, and Vice President with the functions of General Counsel and Secretary for MacDermid and all of its subsidiaries. Cordani will be a member of MacDermid's executive committee. Cordani's job functions, responsibilities, and location in Waterbury, CT will not change without mutual agreement of both parties.

2. Cordani's base salary shall be $250,000 per year and shall not be decreased. Cordani shall also be eligible for raises, incentive bonuses, stock options, and restricted stock grants at the discretion of MacDermid's compensation committee on a yearly basis on a basis similar to other executives. As of Cordani's first day of employment, Cordani will be granted options which are essentially equal in value to all of the options previously forfeited by Cordani. Cordani shall also be provided such other options as are necessary to put him on an equal footing with other MacDermid executives.

3. Cordani shall be allowed to keep the previously issued restricted stock grants. One grant of 1,701 shares vested on 5/14/01 and another of 1,744 shares was to vest on 5/14/02.

4. Cordani's accrual of service for his pension benefit under MacDermid's qualified pension plan shall begin immediately on his rehire date and be aggregated together with his prior service. Cordani did not accrue service for the period of time he was employed elsewhere.

5. Cordani shall be entitled to retiree health insurance (medical and dental) under the conditions of the plan based on his original hire date of June 16, 1986 without regard to his absence. The plan specifies that Cordani must have 20 years with the company and be a participant in one of the medical and dental plans offered by the Company for the 20 years immediately preceding his retirement, but for other purposes Cordani's absence from the Company shall not be considered and his service shall be aggregated.

6. Cordani shall receive retirement benefits under MacDermid's supplemental executive retirement plan (SERP) based upon his aggregate years of employment with MacDermid as of retirement.

7. Cordani shall be immediately eligible for all benefits offered to MacDermid employees and/or executives from time to time. There shall be no waiting period for any benefit including pension, KSOP, 401-k, health insurance and other benefits. Cordani shall be immediately vested in all benefits, including pension, KSOP, 401-k and other benefits. Cordani shall be provided PTO based upon his entire aggregate employment with MacDermid.

8. If at any time, Cordani's employment with MacDermid is terminated or ceases for any reason at all, other than (i) if Cordani voluntarily leaves the
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     employment  of  MacDermid  entirely  and  solely  of his own accord or (ii)
Cordani's employment with MacDermid has been terminated as a result of his conviction for criminal wrongdoing in connection with his employment with MacDermid, then MacDermid shall pay Cordani a severance amount equal to two years salary, in monthly installments. Such payments will cease at such time Cordani is employed elsewhere at a salary equal to or greater than his former salary with MacDermid. If Cordani takes a position making less than his former base salary, MacDermid will make up the difference for the balance of that 24 month period.

9. This agreement shall not be assigned by either party without the written consent of the other party but shall be binding upon and enforceable against all successors in interest of MacDermid.

10. MacDermid will allow Cordani to transition his responsibilities at Carmody and Torrance. MacDermid will also allow Cordani to maintain his affiliation with Carmody and Torrance. MacDermid will indemnify Carmody and Torrance for any liability that may arise as a result of any action taken by Cordani as an officer of MacDermid.

11. This agreement shall become effective upon the written request of either party on January 1, 2002, or thereafter based upon mutual agreement.

In witness whereof, the parties represent that this agreement had been duly authorized and have set their hands hereto on this 25th day of June, 2001.


/s/ John L. Cordani
-------------------
John L. Cordani
                                        MacDermid, Incorporated

                                   By:     /s/ Daniel H. Leever
                                           --------------------
                                        Daniel H. Leever
                                        CEO and Chairman of the Board